Exhibit 10.4

GRANT OF RESTRICTED STOCK UNIT

Sparton Corporation (Sparton) hereby grants to [NAME] (Grant Recipient) a grant of Restricted Stock Units (Grant) pursuant to Section 6(D) of the Sparton Corporation 2010 Long-Term Incentive Plan (Plan). This Grant is made as of [DATE] pursuant, subject to and in accordance with the Plan. Capitalized terms used, but not defined, shall have the meanings set forth in the Plan. In the event of an inconsistency between the Plan and this Grant, the Plan shall control.

Grant: The Grant Recipient is hereby granted [NUMBER OF UNITS]. Each Restricted Stock Unit represents the right to receive one share of common stock on the date the Restricted Stock Unit vests (the “Vesting Date”). Subject to the other terms of this Grant and the terms of the Plan, any Restricted Stock Units that vest will be paid to the Grant Recipient solely in whole shares of common stock of Sparton Corporation.

Performance Criteria Targets: The performance criteria targets listed in the following chart shall govern the determination of vesting for the Fiscal Year indicated.

Fiscal Year	Performance Criteria Target	Year-over-Year Incremental Growth
2014	15.46	-
2015	16.54	7%
2016	17.70	7%
2017	18.94	7%

Vesting and Forfeiture: If the Performance Criteria Target for an applicable Fiscal Year is met or exceeded, as determined by the Board of Directors, and the Grant Recipient is still employed on the Vesting Date, the Grant Recipient shall be entitled to a percentage of the number of units granted as described below. The Vesting Date is the second business day after the filing of the Form 10K for the applicable Fiscal Year.
Vesting could occur in two ways. First, 25% of the Grant can become vested if the Performance Criteria Target for the applicable Fiscal Year is met or exceeded in such year. Second, if a Performance Criteria Target is not achieved for a given Fiscal Year, the 25% vesting can be made up if the applicable Performance Criteria Target for a subsequent Fiscal Year is met within the four year grant period.
Payment and Deferral Elections: The Grant Recipient may defer the receipt of all or a portion of their Grant. Unless the Grant Recipient has made a deferral election, the Grant Recipient shall receive the payment of the vested portion of this Grant in shares on the Vesting Date. If the Grant Recipient has made a deferral election, the Grant Recipient shall receive payment of the deferred vested portion of the Grant in accordance with the deferral election.
Stock Rights: Receipt of this Grant does not entitle Grant Recipient to any stock rights, including, without limitation, the right to vote and the right to dividends.
Upon a Change of Control, all restrictions on the Grant provided under this Grant shall lapse and the Grant shall be fully vested, automatically and without further action by Sparton, Grant Recipient or any other party. The attached Example of Vesting and Taxation provides an example of how the Grant vests and how Grant Recipient may be taxed.

IN WITNESS WHEREOF, Sparton and Grant Recipient have executed this Grant on the dates indicated below, but effective as of the date written above.

Employer:        Grant Recipient

Sparton Corporation         [NAME]
By:         By:     ___________________________
Name:    Larry Brand                 Date:    ___________________________
Its:     Vice President, Human Resources

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